Exhibit 99.1

VERTICAL DATA INC.

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is made as of May 3, 2024, by and between Vertical Data Inc., a Nevada corporation (the “Company”), and AASD Investments LLC (“Purchaser”).

1. Sale of Stock. Subject to the terms and conditions of this Agreement, simultaneously with the execution and delivery of this Agreement by the parties or on such other date as the Company and Purchaser shall agree (the “Purchase Date”), the Company will issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, 10,500,000 shares of the Company’s Common Stock (the “Shares”) at a purchase price of $0.0001 per share for a total purchase price of $1,050.00 (the “Aggregate Purchase Price”). On the Purchase Date, Purchaser will deliver the Aggregate Purchase Price to the Company and the Company will enter the Shares in Purchaser’s name as of such date in the books and records of the Company or, if applicable, a duly authorized transfer agent of the Company. The Company will deliver to Purchaser, upon request, a notice of issuance with respect to the Shares as soon as practicable following such date. Purchaser acknowledges that the Shares are fully vested upon purchase but remain subject to the lock-up restrictions set forth in Section 3(a) of this Agreement. As used elsewhere herein, the term “Shares” refers to all of the Shares purchased hereunder and all securities received in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser’s ownership of the Shares.

2. Consideration. As consideration for the mutual promises and covenants set forth in this Agreement, Purchaser will deliver the Aggregate Purchase Price by wire transfer or a check made out to the Company.

3. Limitations on Transfer. Purchaser acknowledges and agrees that the Shares purchased under this Agreement are subject to (i) The terms and conditions that apply to the Company’s Common Stock, as set forth in the Company’s Bylaws, including (without limitation) certain transfer restrictions set forth in Section 8.9 of the Company’s Bylaws, as may be in effect at the time of any proposed transfer (the “Bylaw Provisions”); (ii) Any other limitation or restriction on transfer created by applicable laws; and (iii) The lock-up restrictions set forth in Section 3(a) of this Agreement.

(a) Lock-Up Agreement. Purchaser shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares (or other securities) of the Company held by Purchaser (other than those included in the registration) for a period of 365 days following the effective date of any registration statement of the Company filed under the Securities Act. Following the expiration of the Lock-Up Period, subject to compliance with the Company's insider trading policies as may be in effect from time to time, Purchaser will be able to sell Shares in accordance with the following Leak-Out Schedule:

Purchaser Shares	10,500,000	100.0%
Leak-Out Share Release Schedule:
365 Days After Registration Statement Declared Effective	3,500,000.00	33.3%
365 Days + 1 Month After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 2 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 3 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 4 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 5 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 6 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 7 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 8 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 9 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 10 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 11 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 12 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 13 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 14 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 15 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 16 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 17 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 18 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 19 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 20 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 21 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 22 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 23 Months After Registration Statement Declared Effective	291,666.67	2.8%
365 Days + 24 Months After Registration Statement Declared Effective	291,666.67	2.8%
Total Shares	10,500,000	100.0%

(b) Company’s Right to Purchase upon Involuntary Transfer. During the Lock-Up Period described in Section 3(a), in the event of any transfer by operation of law or other involuntary transfer (including divorce or intestate transfer upon death, but excluding transfer upon death by will (to any transferee) or a transfer to Immediate Family as set forth in Section 3(b)(v) above) of all or a portion of the Shares by the record holder thereof, the Company shall have an option to purchase any or all of the Shares transferred at the fair market value of the Shares on the date of transfer. The fair market value shall be determined by the Company; however, if the Purchaser disputes the valuation, an independent third-party appraiser, mutually agreed upon by both parties, shall determine the final FMV. Upon such a transfer, the Holder shall promptly notify the Secretary of the Company of such transfer. The right to purchase such Shares shall be provided to the Company for a period of 30 days following receipt by the Company of written notice from the Holder. Following the expiration of the Lock-Up Period, no such repurchase right shall apply, and the Purchaser (or their transferee) shall have full ownership rights to the Shares.

(c) Assignment. During the Lock-Up Period described in Section 3(a), the Company may assign its right to enforce transfer restrictions, including any right to purchase Shares upon an involuntary transfer, in whole or in part, to any holder or holders of capital stock of the Company or other persons or organizations. Any such assignment shall be valid only during the Lock-Up Period and shall not extend beyond its expiration.

(d) Restrictions Binding on Transferees. All transferees of Shares or any interest therein shall receive and hold such Shares or interest subject to the Bylaw Provisions and the provisions of this Agreement, including, without limitation, the lock-up restrictions set forth herein. During the lock-up period, no sale, transfer, pledge, assignment, or other disposition of the Shares shall be permitted unless expressly authorized by the Company in writing or allowed under the exceptions outlined in this Agreement. Any unauthorized sale or transfer of the Shares shall be void and unenforceable. The Company and its designated stock transfer agent shall take all necessary steps to ensure compliance with these restrictions, including placing appropriate legends on certificates or implementing electronic trading restrictions where applicable.

(e) Termination of Rights. The transfer restrictions set forth in this Agreement, including the lock-up restrictions, shall terminate upon (i) the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) (other than a registration statement relating solely to the issuance of Common Stock pursuant to a business combination or an employee incentive or benefit plan), subject to any applicable lock-up agreements entered into in connection with such offering, or (ii) any transfer or conversion of Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations if the common stock of the surviving corporation or any direct or indirect parent corporation thereof is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

4. Investment and Taxation Representations. In connection with the purchase of the Shares, Purchaser represents to the Company the following:

(a) Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is purchasing the Shares for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Purchaser does not have any present intention to transfer the Shares to any other person or entity.

(b) Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(c) Purchaser further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the securities.

(d) Purchaser is familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Purchaser understands that the Company provides no assurances as to whether he or she will be able to resell any or all of the Shares pursuant to Rule 144, which rule requires, among other things, that the Company be subject to the reporting requirements of the Exchange Act, that resales of securities take place only after the holder of the Shares has held the Shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this Section 4(d), Purchaser acknowledges and agrees to the restrictions set forth in Section 4(e) below.

(e) Purchaser further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(f) Purchaser represents that Purchaser is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act. Purchaser also agrees to notify the Company if Purchaser becomes subject to such disqualifications after the date hereof.

(g) Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

5. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. Any stock certificate or, in the case of uncertificated securities, any notice of issuance, for the Shares, shall bear the following legends (as well as any legends required by the Company or applicable state and federal corporate and securities laws):

(i) “THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) “THE SECURITIES REFERENCED HEREIN MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY AT NO CHARGE.”

(iii) “THE TRANSFER OF SECURITIES REFERENCED HEREIN IS SUBJECT TO RESTRICTIONS REQUIRING APPROVAL OF THE COMPANY PURSUANT TO AND IN ACCORDANCE WITH THE COMPANY’S BYLAWS, COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS. THE COMPANY SHALL NOT REGISTER OR OTHERWISE RECOGNIZE OR GIVE EFFECT TO ANY PURPORTED TRANSFER OF SHARES OF STOCK THAT DOES NOT COMPLY WITH THE COMPANY’S BYLAWS.”

(b) Stop-Transfer Notices. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

(d) Legend and Notice Removal. When all of the following events have occurred, the Shares then held by Purchaser will no longer be subject to the legend specified in Section 5(a)(ii), and the Company will remove any stop-transfer notices associated with the transfer restrictions imposed by this Agreement:

(i) The expiration or termination of the lock-up provisions of Section 3(a) (and of any agreement entered pursuant to Section 3(a)).

After such time and upon Purchaser’s request, a new stock certificate or, in the case of uncertificated securities, notice of issuance, for the remaining Shares shall be issued without the legend specified in Section 5(a)(ii) and delivered to Purchaser.

(e) For uncertificated securities: Required Notices. Purchaser acknowledges that the Shares are issued and shall be held subject to all the provisions of this Section 5, the Certificate of Incorporation and the Bylaws of the Company and any amendments thereto, copies of which are on file at the principal office of the Company. A statement of all of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and/or series of shares of stock of the Company and upon the holders thereof may be obtained by any stockholder upon request and without charge, at the principal office of the Company, and the Company will furnish any stockholder, upon request and without charge, a copy of such statement. Purchaser acknowledges that the provisions of this Section 5 shall constitute the notices required by Sections NRS 78.196 and 78.242 of the Nevada General Corporation Law and Purchaser hereby expressly waives the requirement of Section 78.196 of the Nevada General Corporation Law that it receive the written notice provided for in Sections 78.196 and 78.242 of the Nevada General Corporation Law within a reasonable time after the issuance of the Shares.

6. No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent, subsidiary or affiliate of the Company, to terminate Purchaser’s employment or consulting relationship, for any reason, with or without cause.

7. Certain Defined Terms.

(a) “Affiliate” means an entity other than a Subsidiary which, together with the Company, is under common control of a third person or entity.

(b) “Consultant” means any person, including an advisor but not an Employee, who is engaged by the Company, or any Parent, Subsidiary or Affiliate, to render services (other than capital-raising services) and is compensated for such services, and any Director whether compensated for such services or not.

(c) “Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of: (i) Company approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Company, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy. Also, Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its Parents, Subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant or from a Consultant to an Employee.

(d) “Director” means a member of the Board of Directors of the Company.

(e) “Disability” means “disability” within the meaning of Section 22(e)(3) of the Code.

(f) “Employee” means any person employed by the Company, or any Parent, Subsidiary or Affiliate, with the status of employment determined pursuant to such factors as are deemed appropriate by the Board of Directors of the Company in its sole discretion, subject to any requirements of applicable laws, including the Code. The payment by the Company of a director’s fee shall not be sufficient to constitute “employment” of such director by the Company or any Parent, Subsidiary or Affiliate.

(g) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(h) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

8. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Nevada, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of Nevada and agree that any such litigation shall be conducted only in the courts of Nevada or the federal courts of the United States located in Nevada and no other courts.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d) Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

(e) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

(i) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Purchaser hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

The parties have executed this Common Stock Purchase Agreement as of the date first set forth above.

THE COMPANY:	PURCHASER:
VERTICAL DATA INC.	AASD INVESTMENTS LLC
By: /s/ Christopher Creatura	By: /s/ Deven Soni
Name: Christopher Creatura	Name: Deven Soni
Title: CFO	Title: Partner
Address: 1980 Festival Plaza Dr Summerlin 300, Las Vegas, NV 89135	Address: [Personal information omitted]
Email: [Personal information omitted]

CONSENT OF SPOUSE

I, Shilpa Gupta, spouse of Deven Soni (“Purchaser”), have read and hereby approve the foregoing Common Stock Purchase Agreement (the “Agreement”). In consideration of the Company’s granting my spouse the right to purchase the Shares as set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or other such interest that I may have in the Shares shall hereby be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise or waiver of any rights under the Agreement.

______________________________
Spouse of Purchaser (if applicable)